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                                                                   EXHIBIT 10.21

                              EMPLOYMENT AGREEMENT


                  AGREEMENT (this "Agreement"), dated as of August 7, 1996, by and between CAREADVANTAGE, INC., a Delaware corporation having its principal place of business at 485-C Route 1 South, Iselin, New Jersey 08830-3037 (the "Company"); and RICHARD J. STROBEL, having a residence at 4 Diane Court, Woodcliff Lake, New Jersey 07675 (the "Employee").

                               W I T N E S S E T H

                  WHEREAS, the Company is desirous of employing the Employee as its Vice President, Treasurer, Secretary and Chief Financial Officer; and

                  WHEREAS, the Employee is desirous of being so employed by the Company.

                  NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and undertakings of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

                  1. EMPLOYMENT.

                           (a) The Company hereby employs the Employee as its
Vice President, Treasurer, Secretary and Chief Financial Officer to perform such duties as are consistent with the Employee's title and such other related duties as the Board of Directors of the Company (the "Board") shall otherwise request from time to time.

                           (b) The Employee shall devote his best efforts and
full business time to his duties hereunder and the business and affairs of the Company, which the parties hereto agree shall not be less than forty (40) hours a week.

                  2. COMPENSATION. As compensation for his services to the Company hereunder, the Company shall pay to the Employee the following:

                           (a) Base Salary. The Employee shall receive a base
salary at the rate of not less than One Hundred Seventy-Five Thousand Dollars ($175,000) per annum (the "Base Salary"), payable in accordance with the normal payroll practices of the Company.

                           (b) Stock Options. The Company hereby grants to the
Employee options (the "Options") to purchase up to Two Million Four Hundred Thousand (2,400,000) fully paid and nonassessable shares of the Company's common stock (the "Common Stock"), at an exercise


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price of $.13 per share, constituting the market price on July 24, 1996 when the
Board agreed to grant the Options to the Employee under a new stock option plan adopted by the Board and to be submitted to the stockholders of the Company for ratification. The Options shall vest and become exercisable as hereinafter set forth:

                                    (i) With respect to Options to purchase Two
Million (2,000,000) shares of Common Stock (subject to adjustment), Six Hundred Sixty-Six Thousand Six Hundred Sixty-Eight (666,668) shares of Common Stock shall vest and be immediately exercisable upon the date hereof, while Six Hundred Sixty-Six Thousand Six Hundred Sixty-Six (666,666) shares of Common Stock shall vest and become exercisable upon the first and second anniversary of the Effective Date; and

                                    (ii) On the anniversary of the Effective
Date for each year of the Term (as such term is defined in Section 3 hereof), Options to purchase One Hundred Thousand (100,000) shares of Common Stock (subject to adjustment) per year, shall vest and become exercisable if performance targets for the Company set by the Board are satisfied.

                  3. TERM. The Company hereby agrees to employ the Employee as Vice President, Treasurer, Secretary and Chief Financial Officer of the Company for a period of four (4) years (the "Initial Period") commencing as of August 7, 1996 (the "Effective Date") and ending on August 6, 2000, subject to earlier termination of such employment hereunder as provided in this Agreement. After the expiration of the Initial Period, the Employee's employment hereunder shall be automatically extended for successive, additional (1) year periods (each such period, an "Extension Period"), unless and until such employment hereunder shall have been terminated as provided in this Agreement. Notwithstanding the foregoing, this Section 3 shall in no manner limit the right of the Company or the Employee to terminate the Employee's employment hereunder in accordance with
Section 6 hereof.

                  4. BENEFITS. Subject to the provisions of this Agreement, the Company shall provide the following benefits to the Employee for services rendered during the Term:

                           (a) Insurance Benefits. The Employee shall be
entitled to participate in, and receive benefits under, the following insurance benefit programs and plans provided by the Company: medical insurance, dental insurance, term life insurance and disability insurance, as in effect from time to time. The Employee shall also be entitled to such other insurance benefits of the Company when and as such benefits may be in effect from time to time and are generally available to employees at the senior executive level. In addition, nothing herein shall preclude the Employee from receiving any additional compensation in the form of salary, bonuses or otherwise or from participating in any future benefit plan for employees of the Company, in each case as and to the extent approved and determined by the Board.

                           (b) Retirement Benefits. The Employee shall be
entitled to participate in, and receive benefits under, the following retirement benefit program provided by the Company: the Company's 401(k) savings program. The Employee shall also be entitled to such


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other retirement benefits of the Company when and as such benefits may be in effect from time to time and are generally available to employees at the senior executive level.

                           (c) Vacation. The Employee shall be entitled to an
aggregate of not less than four (4) weeks of paid vacation for each twelve (12) month period commencing with the Effective Date during the Employee's employment hereunder, which vacation must be taken by the Employee during the twelve (12) month period in which it is earned.

                           (d) Sick Leave. The Employee shall be entitled to
such sick leave as determined in accordance with applicable Company policies as established by the Company's Board, from time to time.

                  5. EXPENSES.

                           The Employee is hereby authorized to incur necessary
and reasonable travel and business-related expenses incurred in the performance of his duties hereunder, and the Company, upon the Employee's presentation from time to time of appropriate documentation evidencing such expenses, shall either pay directly or reimburse the Employee for such expenses, all as in accordance with applicable Company policies as established by the Company's Board.

                  6. TERMINATION OF EMPLOYMENT. The following provisions set forth the terms and conditions pursuant to which the employment of the Employee hereunder may be terminated:

                           (a) The employment of the Employee hereunder shall be
terminated upon the death of the Employee.

                           (b) The employment of the Employee hereunder may be
terminated by the Company or the Employee by notice given to the other party not less than three (3) months prior to the expiration of the Initial Period or the then current Extension Period, as the case may be, and such employment shall be terminated effective as of the expiration of such Period.

                           (c) The employment of the Employee hereunder may be
terminated by the Company in the event of the occurrence of any of the following conditions or events:

                                    (i) failure of the Employee to perform his
duties hereunder as a result of physical or mental incapacity for either a continuous period of three (3) months or a total of four (4) out of any six (6) consecutive months (performance of duties for a period of less than two (2) weeks shall not be deemed to interrupt an otherwise continuous period) (any dispute as to the Employee's incapacitation shall be resolved by an independent physician, reasonably acceptable to the Employee and the Board, whose determination shall be final and binding upon both the Employee and the Company);

                                    (ii) failure of the Employee to perform his
duties hereunder, other than as a result of physical or mental incapacity, after a demand for performance is delivered


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to the Employee by the Board and the Employee's failure to cure such nonperformance within thirty (30) days of such demand;

                                    (iii) commission by the Employee of any act
(including, without limitation, acts of moral turpitude or excessive absenteeism not related to illness or vacations) that is damaging or detrimental to, or that could be expected to be damaging or detrimental to, the Company, its business or reputation (whether such action is in performance of his duties hereunder or otherwise);

                                    (iv) the conviction of the Employee of a
felony; or

                                    (v) any other material breach of this
Agreement by the Employee.

Upon or after the date of occurrence of any of the events or conditions described above, the Company may deliver written notice to the Employee of its election to terminate his employment hereunder.

                           (d) Resignation. The Employee may at any time
terminate his employment hereunder by giving the Company three (3) months prior written notice of his resignation, delivered to the Board.

                           (e) Without Cause. The employment of the Employee
hereunder may be terminated by the Company without cause, in its sole and absolute discretion.

                  7. SEVERANCE. In the event that the Employee's employment hereunder is terminated, from and after the effective date of such termination, the Company shall be under no further liability or obligation of any kind whatsoever to the Employee, except as set forth as follows:

                           (a) Death, Resignation and Without Cause. In the
event such termination occurs pursuant to Sections 6(a), (d) and (e) hereof (or, in the event of a termination pursuant to Section 6(a) hereof, the Employee's estate or legal representative) shall be entitled to receive from the Company within forty-five (45) days of such date of termination: (i) the Base Salary for services rendered up to the effective date of termination; plus (ii) one hundred (100%) percent of the Employee's Base Salary for the six (6) month period immediately succeeding such date of termination; (iii) reimbursement for expenses incurred by the Employee pursuant to Section 5 hereof up to the effective date of termination; and (iv) any and all compensation or benefits that have accrued up to the effective date of termination (the payments and benefits set forth in subclauses (i) through (iv) above, collectively the "Basic Severance Benefits").

                           (b) No Extension and For Cause. In the event that
such termination occurs pursuant to Sections 6(b) and 6(c) hereof, then the Employee shall be entitled to receive the Basic Severance Benefits; provided, however, that the Employee shall not be eligible to receive any payment as set forth in Section 7(a)(ii) hereof.


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                  8. INDEMNIFICATION.

                           (a) The Company shall indemnify, defend and hold the
Employee harmless, to the maximum extent permitted by law, against all judgments, fines, amounts paid in settlement and all reasonable expenses, including attorneys' fees incurred by the Employee, in connection with the defense of, or as a result of any action or proceeding (or any appeal from any action or proceeding) in which the Employee is made or is threatened to be made a party by reason of the fact that the Employee is or was an officer of the Company, regardless of whether such action or proceeding is one brought by or in the right of the Company, to procure a judgment in its favor (or other than by or in the right of the Company). In connection with the Company's defense of the Employee pursuant to this Section 8(a), the Company hereby covenants that it shall not agree to any compromise or settlement without the prior written consent of the Employee, that any counsel retained or employed by the Company shall be reasonably acceptable to the Employee, and that the Employee shall have the right to participate in any such defense. Each of the parties hereto shall give prompt notice to the other of any action or proceeding from which the Company is obligated to indemnify, defend and hold harmless the Employee of which it or he (as the case may be) gains knowledge.

                           (b) The Company hereby represents and warrants that
the Employee is and covenants that the Employee shall continue to be covered and insured up to the maximum limits provided by all insurance which the Company maintains to indemnify its officers (and to indemnify the Company for any obligations which it incurs as a result of its undertaking to indemnify its officers).

                  9. ARBITRATION. Any dispute, controversy or claim between the parties hereto arising out of or relating to this Agreement (except with respect to any disputes, controversies or claims arising under or with respect to Sections 11 and 12 hereof), either during or after the Term, shall be settled by arbitration conducted in the State of New Jersey, in accordance with the Commercial Rules of the American Arbitration Association then in force (the "Rules") and New Jersey law. In the event that one party hereto requests arbitration, it shall serve upon the other party hereto (the "Non-Requesting Party") a written demand for arbitration stating the substance of the controversy, dispute or claim, the contention of the party requesting arbitration and the name and address of the arbitrator appointed by them. The Non-Requesting Party, within twenty (20) days after receipt of such demand, shall accept the arbitrator appointed by the other party or shall appoint an arbitrator and notify the other party of the identity of the arbitrator so selected in which case the two (2) arbitrators shall appoint a third. The decision or award of the single arbitrator or, in the case of three (3) arbitrators, the decision or award of any two (2) of the three (3) arbitrators shall be final and binding upon the parties hereto. In the event that the two
(2) arbitrators fail in any instance to appoint a third arbitrator within twenty
(20) days of the appointment of the second arbitrator, either arbitrator or either party hereto may apply to the American Arbitration Association for appointment of the third arbitrator in accordance with the Rules. Should the Non-Requesting Party fail or refuse to accept the arbitrator appointed by the other party and fail or refuse to appoint an arbitrator within twenty (20) days after receipt of the demand for arbitration, the single arbitrator shall have the right to decide the dispute, controversy


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or claim alone, and such arbitrator's decision or award shall be final and binding upon the parties. The decision of the arbitrator or arbitrators shall be in writing and shall set forth the basis therefor. The parties hereto shall abide by all awards rendered in such arbitration proceedings and all such awards may be enforced and executed upon in any court having jurisdiction over the party against whom enforcement of such award is sought.

                  10. SEVERABILITY. It is the intention of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provisions hereof, shall not render unenforceable or impair the remainder of this Agreement. Accordingly, if any provision of this Agreement shall be determined to be invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this Agreement in order to render the same valid and enforceable to the fullest extent permissible.

                  11. NON-DISCLOSURE. The Employee shall not, at any time during or following the period of his employment by the Company, disclose, use, transfer or sell, except in the course of his employment by the Company hereunder, any confidential information or proprietary data of the Company or any of its subsidiaries so long as such information or data remains confidential and has not been disclosed or is not otherwise in the public domain, except as required by law or pursuant to legal process or in connection with an administrative proceeding before a governmental agency.

                  12. NONCOMPETITION AGREEMENT. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, during the period of the Employee's employment by the Company and for a period of six (6) months after the effective date of the termination of the Employee's employment by the Company hereunder, the Employee shall not, directly or indirectly: (a) work for, consult with, or provide any services to an entity or individual which provides utilization review/utilization management and/or disease management services that are similar to those services rendered by the Company or any affiliate and/or the other services that are or may be reasonably expected to be provided by the Company or any affiliate from time to time, in any geographic area the Company or any affiliate is providing or is contracted to provide such services; (b) induce or attempt to induce any officers, employees, representatives or agents of the Company or any affiliate to terminate or modify their relationship with the Company or any affiliate or to violate any of the provisions of their agreements with the Company or any affiliate; or (c) solicit, entice away, or otherwise interfere with the relationship of the Company or any affiliate with any customers, distributors or suppliers of the Company or any affiliate.

                  13. EQUITABLE RELIEF. The Employee hereby acknowledges that the services to be rendered by him are of a special, unique and extraordinary character, that it would be very difficult or impossible to replace such services and that the other material provisions of this Agreement (including, without limitation, Sections 11 and 12 hereof) are of crucial importance


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to the Company. Accordingly, the Employee hereby acknowledges and agrees that if he breaches or threatens to commit a breach of any of the material provisions hereof, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity:

                           (a) The right and remedy to have the Employee
enjoined (whether by temporary restraining order, temporary injunction or permanent injunction) (without the posting of any bond or security) by any court of competent jurisdiction from breaching or continuing to breach any material provision hereof, it being agreed that any breach or threatened breach of any material provision hereof would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

                           (b) The right and remedy to have the material
provisions hereof specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of any material provision hereof would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

                           (c) The right and remedy to require the Employee to
account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by the Employee as the result of any action or transaction constituting a breach of any material provision hereof.

                           (d) The right and remedy to require the Employee to
account for and pay over to the Company all costs and expenses incurred by the Company resulting from the Employee's breach of any material provision hereof (including, without limitation, reasonable attorneys' fees and expenses in dealing with his breach or any suits or actions with regard thereto) and for all damages (compensatory along with punitive) that may be awarded in connection therewith.

                  14. NO CONFLICT. The Employee and the Company each hereby represents and warrants to the other that the execution, delivery and performance of this Agreement by him or it (as the case may be) shall not violate any agreement or other obligation of any kind, written or oral, to which he or it (as the case may be) is subject.

                  15. SURVIVAL. The provisions of Sections 11 and 12 hereof shall expressly survive the expiration or termination hereof, regardless of the reasons therefor.

                  16. ASSIGNMENT. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except that the Company shall have the right to sell, assign or otherwise transfer its rights and obligations under, and interest in, this Agreement at any time in connection with (a) a transfer to a parent, subsidiary or affiliate, (b) a reorganization,
(c) a merger, consolidation or other business combination or (d) a sale of substantially all of its assets


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(whether through asset or stock sale or otherwise). This Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their successors (including successors by merger, consolidation or similar transactions), permitted assigns, executors, administrators, personal representatives, heirs and distributees.

                  17. MISCELLANEOUS.

                           (a) Notices. All notices hereunder shall be given in
writing by personal delivery (which shall include delivery by express couriers such as Federal Express), telex, telecopy or prepaid registered or certified mail, return receipt requested, to the addresses of the proper parties as set forth below:

         To the Employee:                   Mr. Richard J. Strobel
                                            4 Diane Court
                                            Woodcliff Lake, New Jersey 07675

         To the Company:                    CareAdvantage, Inc.
                                            485-C Route 1 South
                                            Iselin, New Jersey 08830-3037
                                            Attn: Chief Executive Officer

         with copy to:                      Epstein Becker & Green, P.C.
                                            250 Park Avenue
                                            New York, New York 10017
                                            Attn: Jeffrey H. Becker, Esq.

Any notice given as aforesaid shall be deemed received upon actual delivery. Any party hereto (or any person designated to receive a copy of any notice) may change his or its (as the case may be) designated address by notice served as herein set forth upon the other party designated to receive notice.

                           (b) Law Governing. This Agreement shall be governed
by and construed in accordance with the laws of the State of New Jersey applicable to contracts made and to be wholly performed in that state.

                           (c) Headings. The section headings contained in this
Agreement are for convenience of reference only and are not intended to determine, limit or describe the scope or intent of any provision of this Agreement.

                           (d) Entire Agreement. This Agreement contains the
entire understanding between the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous understandings and agreements, written or oral, between them respecting such subject matter.


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                           (e) Counterparts. This Agreement may be executed in
counterparts, each of which shall be deemed an original but both of which taken together shall constitute one instrument.

                           (f) Amendments. This Agreement may not be amended
except by a writing executed by the party against whom or which such amendment is to be enforced.

                  IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be signed as of the day and year first above written.


                                       CAREADVANTAGE, INC.


                                       By:
                                          ------------------------------------
                                          Print Name:  Thomas Riley
                                          Title:       Chief Executive Officer


                                          ------------------------------------
                                          Richard J. Strobel


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